Exhibit 99.7

Going International Holding Company Limited

46F, China Energy Storage Building,

No. 3099 Keyuan South Road, High-tech Zone Community

Yuehai Street, Nanshan District,

Shenzhen, China

(86) 0755-22675630

December 15, 2023

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re: Going International Holding Company Limited

Filing of the Registration Statement on Form F-1

Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

The undersigned Going International Holding Company Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s filing on the date hereof of its registration statement on Form F-1 (the ” Registration Statement”) relating to a proposed initial public offering and listing in the United States of the Company’s ordinary shares.

The Company has included in the Registration Statement its audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, for the years ended and as of September 30, 2022 and 2021 and unaudited interim consolidated financial statements as of March 31, 2023 and for each of the six-month periods ended March 31, 2023 and 2022.

Item 8.A.4 of Form 20-F (“Item 8.A.4”), which is applicable to the Registration Statement pursuant to Item 4(a) of Form F-1, states that in the case of a foreign private issuer’s initial public offering, the registration statement must contain audited financial statements as of a date not older than twelve months at the time of filing and upon effectiveness, unless the issuer is able to make certain representations. See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

As of the filing date of the Registration Statement, the audited consolidated financial statements included in the Registration Statement will be more than twelve months. As such, the Company is providing this representation letter pursuant to Instruction 2 to Item 8.A.4, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

1.	The Company is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than twelve months from the date of filing the Registration Statement or from the date of effectiveness of the Registration Statement.

2.	Full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company.

3.	In no event will the Company seek effectiveness of its registration statement on Form F-1 if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

The Company is submitting this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Sincerely,
Going International Holding Company Limited

By:	/s/ Jinping Zhang
	Name:	Jinping Zhang
	Title:	Chief Financial Officer